Exhibit 99.1

FOR IMMEDIATE RELEASE

February 26, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation to Redeem its Preferred Stock

Held by the U.S. Department of the Treasury

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 121-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced it has filed notice to the U.S. Department of the Treasury that the Company will redeem all of the 90,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, at a total redemption price of $90,575,000. The redemption price represents the $1,000 per share liquidation amount of the Preferred Stock plus a final pro rata accrued dividend of $575,000. The Company has sufficient cash funds at the holding company level to complete the redemption payment.

All of the outstanding shares of Preferred Stock are held by the Treasury and were issued and sold under the Capital Purchase Program established by the Treasury pursuant to the Troubled Asset Relief Program, or TARP. In accordance with that program, participants are required to provide a notice of redemption to the Treasury at least 30 days prior to the redemption date.

On the March 31, 2009 redemption date, the redemption price will become due and payable on each share of the Preferred Stock and dividends will cease to accrue. At that time, all rights of the Treasury, as the holder thereof, will terminate, except the right to receive the redemption price upon surrender of the Preferred Stock certificate.

Daryl G. Byrd, President and Chief Executive Officer of the Company commented, “The Capital Purchase Program under TARP has assisted in the effort to provide stability to the financial services industry during this period of unprecedented uncertainty. When we decided to accept funds under this program, we believe we were the type of healthy bank that could employ the funds in the manner consistent with the goals initially set out by Congress and the Treasury in supporting the expansion of credit to the markets we serve. We believe recent actions, interpretations, and commentary regarding various aspects of the program place our Company at an unacceptable competitive disadvantage. Our Board of Directors has determined that continued participation in this program is no longer in the best interest of our Company and its shareholders.” Byrd continued, “Our Company occupies a unique position of strength, growth, and opportunity relative to other participants in the financial services industry. We are pleased to be able to redeem the Treasury’s investment in our Company.”

Between the period in which the Company received the Capital Purchase Program TARP funds and February 25, 2009, the Company’s loan portfolio, increased approximately $68 million, or 2%. The loan growth included total loan originations net of scheduled principal payments, loan pay-offs, and other factors.

Assuming the redemption of the Preferred Stock at December 31, 2008, the pro forma regulatory capital ratios for the Company would have been tier 1 leverage ratio of 9.51%, tier 1 risked based capital ratio of 11.87%, and total risk based capital ratio of 13.29%. In addition, the Company’s ratio of tangible equity to tangible assets would have been 7.24% at December 31, 2008.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 150 combined offices in eight states, including 88 bank branch offices in Louisiana, Arkansas, and Tennessee, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 36 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $612 million, based on the closing stock price on February 25, 2009.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.